Exhibit 99.1

NEWS RELEASE	Contact:
Tim T. Esaki
(808) 665-5480
tesaki@mlpmaui.com

MAUI LAND & PINEAPPLE REPORTS 2012 NET LOSS OF $4.6 MILLION

KAPALUA RESORT, Hawaii, February 27, 2013 (BUSINESS WIRE) —

Maui Land & Pineapple Company, Inc. (NYSE: MLP) reported a net loss of $4.6 million, or $(0.25) per share, for 2012.  This compares to net income of $5.1 million, or $0.27 per share, for 2011.  Net income for 2011 includes a $15.1 million gain from the sale of the Kapalua Bay Golf Course.

Revenues for 2012 were $16.2 million compared to $14.5 million for 2011.

For the fourth quarter of 2012, the Company recognized a net loss of $1.7 million or $(0.09) per share.  For the fourth quarter of 2011, the Company recognized a net loss of $3.5 million or $(0.19) per share.  Revenues for the fourth quarter of 2012 were $3.8 million, compared to $3.5 million for the fourth quarter of 2011.

“MLP made significant progress towards completing our restructuring efforts during 2012,” stated Warren H. Haruki, Chairman and CEO.  “We now have a simplified business model focused on our core land holdings, we are moving forward with the resolution of our remaining legacy issues, and have significantly reduced our operating cash burn.  While we still face several challenges, we remain steadfast in our commitment to manage and care for our Maui lands for the benefit of our stakeholders and the community.  We are also pleased with the Maui County Council’s General Plan approvals and their designation of Haliimaile as small town in the Maui Island Plan.”

Additional Information

Additional information with respect to Maui Land & Pineapple Company, Inc. and our 2012 operating results will be available on our Form 10-K filed with the Securities and Exchange Commission and our website www.mauiland.com.

About Maui Land & Pineapple Company, Inc.

Maui Land & Pineapple Company, Inc. develops, sells, and manages residential, resort, commercial, and industrial real estate.  The Company owns approximately 23,000 acres of land on Maui and manages properties, utilities, and a nature preserve at the Kapalua Resort.

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MAUI LAND & PINEAPPLE COMPANY, INC. & SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Years Ended December 31,
	2012	2011
	(in thousands except share amounts)
OPERATING REVENUES
Real estate
Sales	$1,500	$—
Commissions	1,045	1,070
Leasing	5,806	5,144
Utilities	3,541	3,418
Resort amenities and other	4,272	4,910
Total Operating Revenues	16,164	14,542

OPERATING COSTS AND EXPENSES
Real estate
Cost of sales	149	—
Other	2,135	1,060
Leasing	2,852	2,956
Utilities	2,280	2,225
Resort amenities and other	4,223	4,315
Selling and marketing	168	792
General and administrative	3,029	6,271
Depreciation	2,889	3,390
Impairment — long-lived assets	—	921
Pension and other post-retirement expenses	1,064	1,157
Gain on asset dispositions	(232)	(1,263)
Total Operating Costs and Expenses	18,557	21,824

Operating Loss	(2,393)	(7,282)
Interest expense	(2,577)	(2,429)
Interest income	14	27
Loss from Continuing Operations before income taxes	(4,956)	(9,684)
Income tax benefit	—	(134)

Loss from Continuing Operations	(4,956)	(9,550)
Income from Discontinued Operations net of income tax benefit of $88 and $211	354	14,628

NET INCOME (LOSS)	(4,602)	5,078
Pension Benefit Adjustment net of income taxes of $0	(4,010)	(6,675)
COMPREHENSIVE LOSS	$(8,612)	$(1,597)

NET INCOME (LOSS) PER COMMON SHARE —BASIC AND DILUTED
Continuing Operations	$(0.27)	$(0.52)
Discontinued Operations	0.02	0.79
Net Income (Loss)	$(0.25)	$0.27